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                                    EXHIBIT 5

                     ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                           333 BUSH STREET, 17TH FLOOR
                         SAN FRANCISCO, CALIFORNIA 94104
                               FAX (415) 837-1516
                            TELEPHONE (415) 837-1515

                                November 29, 2001

Imatron Inc.
389 Oyster Point Boulevard
South San Francisco, California 94080
Ladies and Gentlemen:

     You have requested our opinion with respect to certain matters in connection with the filing by Imatron Inc. (the "Company") of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of: (i) 1,000,000 additional shares of the Company's Common Stock reserved for issuance under the Company's Stock Bonus Incentive Plan, as amended (the "Stock Bonus Plan"); and (ii) 5,000,000 shares of the Company's Common Stock reserved for issuance under the Company's 2001 Stock Option Plan ("2001 Plan") (the additional shares under the Stock Bonus Plan and the shares under the 2001 Plan are collectively hereinafter referred to as the "Shares").

     In connection with this opinion, we have examined and relied upon the Registration Statement, the Stock Bonus Plan, the 2001 Plan, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly authorized and, assuming: (a) no change occurs in the applicable law or the pertinent facts; (b) the pertinent provisions of such blue-sky and securities laws as may be applicable have been complied with; and (c) the Shares are issued in accordance with the terms of the Stock Bonus Plan and the 2001 Plan, the Shares issuable will be validly issued, fully paid and nonassessable.

     This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                                     /s/ ALLEN MATKINS LECK GAMBLE & MALLORY LLP